EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Soligenix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

					Proposed
		Fee			Maximum		Maximum		Amount of
Security	Security Class	Calculation	Amount		Offering Price		Aggregate		Registration
Type	Title	Rule	Registered(1)(2)		per Unit		Offering Price	Fee Rate	Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)(3)	6,000,000	(4)	$1.79	(3)	$10,740,000	$ 153.10 per $1,000,000	$1,645
Total Offering Amounts			6,000,000				$10,740,000	$153.10 per $1,000,000	$1,645
Total Fee Offsets(5)									—
Net Fee Due									$1,645

(1)

The securities to be registered include options and other rights to acquire the common stock of Soligenix, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2025 Equity Incentive Plan (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)

Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares is based upon the average of the high and low sale prices of the Registrant’s common stock reported on the Nasdaq Capital Market on June 18, 2025.

(4)	Represents 6,000,000 shares of common stock available for future grants under the Plan.

(5)	The Registrant does not have any fee offsets to claim.